As filed with the Securities and Exchange Commission on October 25, 2005

Registration No. 333-126457

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hercules Offshore, LLC

to be converted as described herein to

a corporation to be renamed

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1381	83-0402575
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Greenway Plaza, Suite 2950 Houston, Texas 77046 (713) 979-9300 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Steven A. Manz Chief Financial Officer Hercules Offshore, LLC 11 Greenway Plaza, Suite 2950 Houston, Texas 77046 (713) 979-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David L. Emmons Tull R. Florey Baker Botts L.L.P. 910 Louisiana Street One Shell Plaza Houston, Texas 77002-4995 (713) 229-1234	T. Mark Kelly Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin Street 2300 First City Tower Houston, Texas 77002-6760 (713) 758-2222

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	$211,600,000	$24,907(3)
Rights to Purchase Series A Junior Participating Preferred Stock(4)	—	—

(1)	Includes shares of common stock subject to an over-allotment option granted to the underwriters.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.
(3)	Previously paid.
(4)	The rights to purchase Series A Junior Participating Preferred Stock initially will be attached to and trade with the shares of common stock being registered hereby. The value attributed to such rights, if any, is reflected in the offering price of the common stock. Accordingly, no separate registration fee is payable with respect thereto.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$24,907
NASD filing fee	21,660
NASDAQ filing fee	120,000
Legal fees and expenses	600,000
Printing expenses	250,000
Accounting fees and expenses	100,000
Transfer agent fees and expenses	5,000
Miscellaneous	78,433

Total	$1,200,000

Item 14. Indemnification of Officers and Directors.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide that, to the fullest extent of Delaware law, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her. Expenses, including attorneys’ fees, incurred by a director or officer, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Under the DGCL, the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Our certificate of incorporation and bylaws will authorize indemnification of any person entitled to indemnity under law to the full extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We will maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

ITEM 15. Recent Sales of Unregistered Securities

Hercules Offshore, LLC was formed in July 2004. Since the date of our formation, we have issued the following securities that were not registered under the Securities Act:

(1) On July 29, 2004, we issued an aggregate of 1,267 membership interests to the following persons in connection with the formation of our company:

(a) 67 membership interests to Steven A. Webster and one of his affiliates for an aggregate purchase price of $16,750;

(b) 400 membership interests to a former manager of our company and one of his affiliates for an aggregate purchase price of $100,000; and

(c) 800 membership interests to two executive officers for an aggregate purchase price of $200,000.

(2) On August 2, 2004, we issued an aggregate of 21,983 membership interests to the following persons in connection with the acquisition of five jackup rigs from Parker Drilling Company:

(a) 19,000 membership interests to LR Hercules Holdings, LP (“Lime Rock”) in exchange for $19.0 million in cash and all of Lime Rock’s membership interest in our subsidiary, Hercules Holdings LLC, which interest had a nominal value;

(b) 1,233 membership interests to Steven A. Webster and one of his affiliates for an aggregate purchase price of $1.2 million;

(c) 1,050 membership interests to a former manager of our company and certain of his affiliates in exchange for $900,000 in cash and $150,000 of rig brokerage services rendered;

(d) 50 membership interests to two employees of Bassoe Offshore USA, Inc. (“Bassoe”) in exchange for $50,000 of rig brokerage services rendered;

(e) 350 membership interests to two executive officers for an aggregate purchase price of $350,000;

(f) 150 membership interests to an executive officer in exchange for a promissory note in the amount of $150,000; and

(g) 150 membership interests to three private investors for an aggregate purchase price of $100,000.

(3) On October 1, 2004, we issued an aggregate of 31,000 membership interests to the following persons in connection with the acquisition of 22 liftboats from Global Industries, Ltd.:

(a) 14,000 membership interests to Lime Rock for an aggregate purchase price of $14.0 million;

(b) 16,500 membership interests to Greenhill Capital Partners, L.P. and its affiliates (“Greenhill”) for an aggregate purchase price of $16.5 million; and

(c) 500 membership interests to an executive officer for a purchase price of $500,000.

(4) On December 16, 2004, we issued an aggregate of 9,772 membership interests to the following persons in connection with the acquisition of a jackup rig from Parker Drilling Company:

(a) 6,322 membership interests to Lime Rock for an aggregate purchase price of $6.3 million;

(b) 3,161 membership interests to Greenhill for an aggregate purchase price of $3.2 million;

(c) 30 membership interests to three private investors for an aggregate purchase price of $30,000;

(d) 115 membership interests to two executive officers for an aggregate purchase price of $115,000;

(e) 134 membership interests to a former manager of our company and one of his affiliates for an aggregate purchase price of $134,000; and

(f) 10 membership interests to two employees of Bassoe for an aggregate purchase price of $10,000.

(5) On January 13, 2005, we issued an aggregate of 4,229 membership interests to the following persons in connection with the acquisition of a jackup rig from Porterhouse Offshore L.P.:

(a) 538 membership interests to two executive officers and their affiliates for an aggregate purchase price of $0.5 million;

(b) 864 membership interests to a former manager of our company and one of his affiliates for an aggregate purchase price of $0.9 million;

(c) 2,702 membership interests to Steven A. Webster and one of his affiliates for an aggregate purchase price of $2.7 million; and

(d) 125 membership interests to Harbour Capital Consultants, Inc., an affiliate of an executive officer, for a purchase price of $125,000.

(6) On January 20, 2005, we issued 100 membership interests to an executive officer for a purchase price of $100,000.

Each of the transactions above was exempt from registration under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving a public offering.

Prior to the closing of the offering, we will convert from a Delaware limited liability company into a Delaware corporation. At the time of the Conversion, each of our outstanding membership interests will be automatically converted into a total of 350 shares of common stock. The issuance of common stock to our members in the Conversion will be exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) thereof as the common stock will be exchanged by us with our existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. The issuance of common stock will also be exempt from registration under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving a public offering.

ITEM 16. Exhibits and Financial Statement Schedules

(A) Exhibits:

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1**	Plan of Conversion.
3.1**	Form of Certificate of Incorporation.
3.2**	Form of Bylaws.
4.1**	Form of specimen common stock certificate.
4.2**	Credit Agreement dated as of June 30, 2005 among Hercules Offshore, LLC (the “Company”), as Borrower, Comerica Bank, as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, Credit Suisse, Cayman Islands Branch, as Documentation Agent, and the Lenders party thereto.
4.3	Form of Rights Agreement between the Company and American Stock Transfer & Trust Company, as rights agent.
4.4	Form of Certificate of Designations of Series A Junior Participating Preferred Stock.
5.1	Opinion of Baker Botts L.L.P. regarding validity of securities being issued.
10.1+**	Employment Agreement, dated effective as of October 11, 2004, by and between the Company and Randall D. Stilley.
10.2+**	Employment Agreement, dated effective as of January 10, 2005, by and between the Company and Steven A. Manz.
10.3+**	Employment Agreement, dated effective as of January 1, 2005, by and between Hercules Drilling Company, LLC and Thomas J. Seward II.
10.4+**	Employment Agreement, dated effective as of January 1, 2005, by and between Hercules Drilling Company, LLC and Thomas E. Hord.
10.5+**	Hercules Offshore 2004 Long-Term Incentive Plan.
10.6+**	Form of Stock Option Agreement.
10.7**	Form of Registration Rights Agreement between the Company and the holders listed on the signature page thereto.
10.8**	Asset Purchase Agreement dated as of July 9, 2004 among Hercules Drilling Company, LLC (formerly named Hercules Assets, LLC) (“Hercules Drilling”) and Parker Drilling Offshore USA, LLC.
10.9**	Asset Purchase Agreement dated September 2, 2004 among Hercules Liftboat Company, LLC (formerly named Mercury Offshore Assets, LLC) and Global Industries, Ltd.
10.10**	Asset Purchase Agreement dated as of November 15, 2004 among Hercules Drilling and Parker Drilling Offshore USA, LLC.
10.11**	Asset and Securities Purchase Agreement dated as of January 13, 2005 among Hercules Drilling, the Company, Porterhouse Offshore, LP and Filet Ltd.
10.12**	Rig Sale Agreement dated as of May 13, 2005 among Transocean Offshore Deepwater Drilling Inc. and the Company.
10.13**	Vessel Purchase Agreement dated as of May 19, 2005 among Superior Energy Services, L.L.C. and the Company.
10.14**	Vessel Purchase Agreement dated as of August 4, 2005 between C.S. Liftboats, Inc. and the Company.
10.15**	Rig Sale Agreement dated as of August 8, 2005 between Hydrocarbon Capital II LLC and the Company.
10.16**	Asset Purchase Agreement dated as of September 16, 2005 by and among Hercules Liftboat Company, LLC, Danos Marine, Inc. and Danos & Curole Marine Contractors, LLC.

Exhibit Number	Description
10.17+**	Employment Agreement dated as of October 3, 2005 by and between the Company and John T. Rynd.
10.18+**	Separation Agreement dated October 4, 2005 by and between the Company and Thomas J. Seward II.
21.1**	List of subsidiaries.
23.1**	Consent of Grant Thornton LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.3**	Consent of F. Gardner Parker to be named as director of the Company.
23.4**	Consent of Thomas J. Madonna to be named as director of the Company.
24.1**	Powers of Attorney.

+	Management contract or compensatory plan or arrangement.
*	To be filed by amendment.
**	Previously filed.

(B) Financial Statement Schedules:

Financial statement schedules are omitted because they are not required or the required information is shown in our consolidated financial statements or the notes thereto.

ITEM 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2005.

HERCULES OFFSHORE, LLC

By:	/s/ RANDALL D. STILLEY
Randall D. Stilley Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 25, 2005.

Signature	Title

/s/ RANDALL D. STILLEY Randall D. Stilley	Chief Executive Officer and President (Principal Executive Officer)

/s/ STEVEN A. MANZ Steven A. Manz	Chief Financial Officer (Principal Financial and Accounting Officer)

* John T. Reynolds	Chairman of the Board

* Thomas R. Bates, Jr.	Manager

* J. William Franklin, Jr.	Manager

* Boris Gutin	Manager

* V. Frank Pottow	Manager

* Steven A. Webster	Manager

*By:	/S/ STEVEN A. MANZ
Steven A. Manz Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1**	Plan of Conversion.
3.1**	Form of Certificate of Incorporation.
3.2**	Form of Bylaws.
4.1**	Form of specimen common stock certificate.
4.2**	Credit Agreement dated as of June 30, 2005 among Hercules Offshore, LLC (the “Company”), as Borrower, Comerica Bank, as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, Credit Suisse, Cayman Islands Branch, as Documentation Agent, and the Lenders party thereto.
4.3	Form of Rights Agreement between the Company and American Stock Transfer & Trust Company, as rights agent.
4.4	Form of Certificate of Designations of Series A Junior Participating Preferred Stock.
5.1	Opinion of Baker Botts L.L.P. regarding validity of securities being issued.
10.1+**	Employment Agreement, dated effective as of October 11, 2004, by and between the Company and Randall D. Stilley.
10.2+**	Employment Agreement, dated effective as of January 10, 2005, by and between the Company and Steven A. Manz.
10.3+**	Employment Agreement, dated effective as of January 1, 2005, by and between Hercules Drilling Company, LLC and Thomas J. Seward II.
10.4+**	Employment Agreement, dated effective as of January 1, 2005, by and between Hercules Drilling Company, LLC and Thomas E. Hord.
10.5+**	Hercules Offshore 2004 Long-Term Incentive Plan.
10.6+**	Form of Stock Option Agreement.
10.7**	Form of Registration Rights Agreement between the Company and the holders listed on the signature page thereto.
10.8**	Asset Purchase Agreement dated as of July 9, 2004 among Hercules Drilling Company, LLC (formerly named Hercules Assets, LLC) (“Hercules Drilling”) and Parker Drilling Offshore USA, LLC.
10.9**	Asset Purchase Agreement dated September 2, 2004 among Hercules Liftboat Company, LLC (formerly named Mercury Offshore Assets, LLC) and Global Industries, Ltd.
10.10**	Asset Purchase Agreement dated as of November 15, 2004 among Hercules Drilling and Parker Drilling Offshore USA, LLC.
10.11**	Asset and Securities Purchase Agreement dated as of January 13, 2005 among Hercules Drilling, the Company, Porterhouse Offshore, LP and Filet Ltd.
10.12**	Rig Sale Agreement dated as of May 13, 2005 among Transocean Offshore Deepwater Drilling Inc. and the Company.
10.13**	Vessel Purchase Agreement dated as of May 19, 2005 among Superior Energy Services, L.L.C. and the Company.
10.14**	Vessel Purchase Agreement dated as of August 4, 2005 between C.S. Liftboats, Inc. and the Company.
10.15**	Rig Sale Agreement dated as of August 8, 2005 between Hydrocarbon Capital II LLC and the Company.
10.16**	Asset Purchase Agreement dated as of September 16, 2005 by and among Hercules Liftboat Company, LLC, Danos Marine, Inc. and Danos & Curole Marine Contractors, LLC.

Exhibit Number	Description
10.17+**	Employment Agreement dated as of October 3, 2005 by and between the Company and John T. Rynd.
10.18+**	Separation Agreement dated October 4 by and between the Company and Thomas J. Seward II.
21.1**	List of subsidiaries.
23.1**	Consent of Grant Thornton LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.3**	Consent of F. Gardner Parker to be named as director of the Company.
23.4**	Consent of Thomas J. Madonna to be named as director of the Company.
24.1**	Powers of Attorney.

+	Management contract or compensatory plan or arrangement.
*	To be filed by amendment.
**	Previously filed.